Exhibit 16.1

May 1, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioner:

This letter is to confirm that our report on the financial statements of PureDepth, Inc. (the “Company”) the ten-month fiscal period ended January 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. We have not yet completed our report on the financial statements of the Company for the fiscal year ended January 31, 2007, but we do not expect such report to contain an adverse opinion or a disclaimer of opinion, or to be modified as to uncertainty, audit scope, or accounting principles.

In connection with our audit of the Company's financial statements for the fiscal year ended January 31, 2007 and the ten-month fiscal period ended January 31, 2006, and during the subsequent interim period, there were no, and our resignation as auditor of the Company did not result from any, disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreements in connection with our report, nor were there any “reportable events” as provided in Item 304(a)(iv)(B) of Regulation S-B promulgated under the Securities Act of 1934, as amended.

We have read the statements made by the Company in Item 4.01 of its Current Report on Form 8-K dated May 1, 2007. We agree with the statements concerning our firm in such Current Report on Form 8-K. Furthermore, we understand this letter will be filed as an exhibit to such report.

Sincerely yours,

/s/ Mark Bailey and Company, Ltd.
Mark Bailey and Company, Ltd.
Reno, Nevada